UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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3M Company
(Name of Registrant as Specified In Its Charter)

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April 14, 2016

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing two stockholder proposals to be voted on at the Company’s Annual Meeting of Stockholders on May 10, 2016. The first proposal relates to reducing the current threshold to call a special meeting of stockholders from 25% to 15% of the outstanding shares.  The second proposal relates to the impact of our share repurchase program on executive compensation.  I will briefly explain why we oppose each proposal.

1.     Special Meeting Proposal. The proposal, submitted by James McRitchie, requests that the Board amend the Company’s Bylaws to give the holders of 15 percent of our outstanding common stock the power to call special stockholder meetings. Our Board opposes this proposal for the following reasons:

a.              Our stockholders already have a meaningful right to call a special meeting.  The Company’s Bylaws permit the holders of 25 percent of our outstanding stock to call a special meeting upon written request to the Board.

b.              The proposal, with its low 15 percent ownership requirement, could subject the Company to disruption from special interest stockholder groups with an agenda not in the best interests of the Company or the majority of stockholders.  Stockholders can be self-interested in ways that directors, bound by the duties of care and loyalty, cannot be. The proposal would permit a small group of stockholders to use the extraordinary measure of a special meeting to serve their narrow self-interest.

c.               Finally, convening a special meeting is a significant undertaking — both in terms of time and money. The current threshold of 25% strikes the appropriate balance between giving stockholders the ability to call a special meeting and protecting company resources.

3M’s Board of Directors has taken numerous actions (including those proposed by stockholders) to promote effective corporate governance and accountability to stockholders, including: (i) appointing an independent director as lead director, (ii) declassifying the Board and electing all directors annually, (iii) amending our Bylaws to provide for majority voting in uncontested director elections, (iv) stockholder approval of poison pills, (v) eliminating supermajority voting provisions in our governing documents, (vi) amending our Bylaws to give the holders of 25 percent of our outstanding stock the right to call special meetings, (vii) stockholder outreach and engagement, (viii) board refreshment, (ix) board approved long-term strategic and capital allocation plans, and (x) proactively adopting a balanced proxy access bylaw.

For these reasons, and for the actions outlined above that illustrate the Board’s focus on effective corporate governance and accountability to stockholders, I ask your support in opposing this stockholder proposal.

2.     The second proposal relates to the impact of our share repurchase program on executive compensation. This proposal, submitted by Domini Social Investments, requests the Compensation Committee to adopt a policy, to the extent practicable, to exclude the impact of share repurchases when determining executive compensation.  Domini takes the position that share repurchases can deprive companies of capital necessary for creating long term growth.  Our Board opposes this proposal for the following reasons:

a.              3M invests significantly in its businesses to support long-term growth. At our recent March 29, 2016 investor meeting, we shared the following elements of our 2016-2020 plan:

i.                  Increasing research and development investments as a percent of sales to approximately 6%;  in 2015, we invested $1.8 billion in research and development, or 5.8% of sales;

ii.               Investing in capital expenditures at a rate of 4.5-5% of sales; in 2015, we invested $1.5 billion in capital expenditures, or 4.8% of sales;

iii.            Supply chain investments of $500-$600 million to drive further efficiency in our operations;

iv.           Continuing to invest in a global enterprise resource planning system to enhance efficiency across our global operations;

v.              Maintaining flexibility to invest in strategic opportunities, including acquisitions; in 2015, we invested $3.7 billion in acquisitions.

b.              Share repurchases are an inherent part of our ongoing efforts to achieve a more efficient capital structure. In December 2013, we announced a plan to deploy more capital in the business and better-optimize 3M’s capital structure — from one that was nearly 100% equity financed to one that includes an appropriate mix of equity and low-cost debt.   These actions have reduced 3M’s weighted average cost of capital while still leaving significant capacity to continuously invest in the business.  We also provided a full update to our investors regarding our capital deployment plans at our March 29, 2016 investor meeting. A slide presentation on our “2020 Plan Financial Review” by Nick Gangestad, our Chief Financial Officer, can be found on our Investor Relations webpage under “2016 3M Investor Day.”

c.               Our governance practices help ensure the proper focus on long-term growth and prevent management from allocating capital in order to maximize short-term financial results at the expense of long-term value creation.

i.                  The Board reviews annually the company’s strategic plans, including the amount of capital allocated to research and development, capital expenditures, mergers and acquisitions, and the return of cash to stockholders through dividends and stock repurchases. The Board also reviews and approves acquisitions, divestitures, and capital investments that exceed $75 million.

ii.               The Finance Committee of the Board monitors quarterly investment capital needs, along with dividends and stock repurchases, to ensure there is sufficient capital to invest for future growth.

iii.            Finally, the Compensation Committee of the Board establishes 3M’s executive compensation program that ties incentive compensation to the achievement of performance metrics designed to increase long-term value. The four performance metrics in our long-term performance share award — organic volume growth, earnings per share growth, free cash flow conversion, and return on invested capital — and their respective weightings, are discussed in detail on p. 49 of our proxy statement.

d.              Finally, 3M generates significant cash flow to support investments in the business for long-term growth, while also returning cash to stockholders through dividends and share repurchases.  We believe our capital deployment plans are balanced and appropriate for our company.

For these reasons, I ask your support in opposing both stockholder proposals. As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ Inge G. Thulin
Inge G. Thulin

Chairman of the Board

President & Chief Executive Officer